(G: TSX; GG: NYSE)

NOTICE OF FIRST QUARTER RESULTS

Toronto, Canada

April 9, 2003

GOLDCORP INC. (TSX: G; NYSE: GG) Rob McEwen, Chairman and CEO of Goldcorp Inc. is pleased to announce that Goldcorp will be releasing its First Quarter results during the evening of Wednesday, April 23, 2003.

An analyst meeting will be webcast live (audio only) at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=GG&script=1020&item_id=ew,732196,1,80347,280261,313924,1&layout=6 on Thursday April 24, 2003 at 8:30 a.m. (EST).   The press release will be posted on our website located at www.goldcorp.com.

Goldcorp’s gold bullion holdings of 196,000 ounces (6.10 tonnes) are greater than 41 (or 36%) of the world’s 114 countries who report gold ownership.  Its holdings are greater than the gold reserves of Ireland or of Hong Kong and Luxembourg combined.  Goldcorp’s Red Lake Mine is the richest gold mine in the world.  The Company is in excellent financial condition: NO DEBT, a Large Treasury and Strong Cash Flow and Earnings.  GOLDCORP is completely UNHEDGED and is in fact North America’s largest unhedged gold company.  Goldcorp’s shares are listed on the New York and Toronto Stock Exchanges under the trading symbols of GG and G, respectively and its options trade on the American Stock Exchange (AMEX), the Chicago Board of Options Exchange (CBOE) and the Pacific Stock Exchange (PCX) in the United States and on the Montreal Exchange (MX) in Canada.

For further information, please contact:

Corporate Office:

Chris Bradbrook

145 King Street West

Vice President, Corporate Development

Suite 2700

Telephone: (416)865-0326

Toronto, Ontario

Fax: (416)361-5741

M5H 1J8

e-mail: info@goldcorp.com

website: www.goldcorp.com